Exhibit 10.62

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2014 FOR NAMED EXECUTIVE OFFICERS

Annual Cash Incentive Bonus Awards Granted In Fiscal 2014

The following table sets forth the annual cash inventive bonus awards granted to the current named executive officers (“NEOs”) of Worthington Industries, Inc. (the “Company”) under the Worthington Industries, Inc. Annual Incentive Plan for Executives for the twelve-month performance period ending May 31, 2014:

	Annual Cash Incentive Bonus Awards for Twelve -Month Performance Period Ending May 31, 2014 (1)
Name	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	430,000	860,000	1,720,000
B. Andrew Rose	244,500	489,000	978,000
Mark A. Russell	309,000	618,000	1,236,000
Virgil L. Winland	181,000	362,000	724,000
Andrew J. Billman	175,000	350,000	700,000
George P. Stoe (2)	—	—	—

(1)

Payouts which can be earned under these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added and earnings per share for the twelve-month performance period with each performance measure carrying a 50% weighting. For Mr. Billman, a Pressure Cylinders business unit executive, the corporate earnings per share measure carries a 20% weighting, the Pressure Cylinders business unit operating income carries a 30% weighting, and the Pressure Cylinders business unit economic value added carries a 50% weighting. For all calculations, restructuring charges and non-recurring items are generally excluded and earnings per share and Pressure Cylinders business unit operating income results are adjusted to eliminate the impact of FIFO gains and losses. If the performance level falls between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid. Annual cash incentive bonus award payouts will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company (followed by actual or constructive termination of the participant’s employment during the performance period), the annual cash incentive bonus award would be considered to be earned at target, payable in full, and immediately settled or distributed.

(2)	Mr. Stoe did not receive an annual cash incentive bonus award for the fiscal year ending May 31, 2014.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2014

The following table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the three-fiscal-year period ending May 31, 2016 and the option and restricted common share awards granted to the NEOs in fiscal 2014.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal

2014

Name	Cash Performance Awards for Three-Fiscal- Year Period Ending May 31, 2016 (1)			Performance Share Awards for Three-Fiscal- Year Period Ending May 31, 2016 (1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)	Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Restricted Common Share Awards
John P. McConnell	500,000	1,000,000	2,000,000	8,500	17,000	34,000	17,000	31.71	22,000 (3)
Mark A. Russell	300,000	600,000	1,200,000	3,500	7,000	14,000	9,000	31.71	11,000 (3) 180,000 (4)
B. Andrew Rose	300,000	600,000	1,200,000	3,500	7,000	14,000	9,000	31.71	11,000 (3) 180,000 (4)
Virgil L. Winland	115,000	230,000	460,000	1,000	2,000	4,000	3,000	31.71	4,000 (3)
Andrew J. Billman	150,000	300,000	600,000	1,500	3,000	6,000	6,000	31.71	5,500 (3)

(1)

These columns show the potential payouts under the cash performance awards and the performance share awards granted to the NEOs under the Company’s Amended and Restated 1997 Long-Term Incentive Plan (the “1997 LTIP”) for the three-fiscal-year performance period from June 1, 2013 to May 31, 2016. Payouts of cash performance awards and performance share awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-fiscal-year performance period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Mr. Billman, a Pressure Cylinders business unit executive, the cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and the Pressure Cylinders business unit operating income targets are weighted 50%. In all calculations, restructuring charges and non-recurring items are generally excluded, and earnings per share and business unit operating income results are adjusted to eliminate the impact of FIFO gains or losses. No awards are paid or distributed if none of the three-fiscal-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated.

(2)

Effective as of June 28, 2013, Messrs. McConnell, Russell, Rose, Winland and Billman were granted under the Company’s 2010 Stock Option Plan non-qualified stock options with respect to 17,000, 9,000, 9,000, 3,000 and 6,000 common shares, respectively, with exercise prices equal to the fair market value of the underlying common shares on the date of grant. The options become exercisable over three years in increments of 33.33% per year on each anniversary of their grant date.

(3)

These restricted common share awards were granted effective June 28, 2013 under the 1997 LTIP. The restricted common shares will be held in escrow by the Company and may not be sold, gifted, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Subject to continued employment of the NEO, the restrictions on the restricted common shares will lapse and the restricted common shares will become fully vested on the third anniversary of the date of grant, subject to the terms of each restricted common share award. Each holder may exercise any voting rights associated with the restricted common shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted common shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted common shares with respect to which they were paid.

(4)

Effective June 28, 2013, Mr. Russell and Mr. Rose each received a special performance-based restricted common share award covering 180,000 common shares which will fully vest if and when both of the following conditions are met: (a) the closing price of the Company’s common shares equals or exceeds $50 per share for 30 consecutive days during the five-year period ending on June 28, 2018 (the “Performance Condition”); and (b) the holder has continuously remained an employee of the Company or a subsidiary of the Company through June 28, 2016. Each holder may exercise any voting rights associated with the restricted common shares during the restriction period. In addition, dividends will be accrued and paid in respect of the restricted common shares upon the vesting date, if the underlying restricted common shares vest. During the period they are held in escrow, the performance-based restricted common shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. These restricted common shares must be held by the holder thereof until two years after vesting.